Exhibit 99.1

LKQ Corporation Appoints Robert M. Hanser to its Board of Directors

Chicago, IL (November 18, 2015)-LKQ Corporation (Nasdaq: LKQ) announced that it has appointed Robert M. Hanser to its Board of Directors effective November 13, 2015.
Joseph M. Holsten, Chairman of LKQ Corporation stated, "I am pleased to welcome Robert to the Board of LKQ. We believe his extensive experience in the automotive aftermarket industry across both developed and emerging markets will be extremely valuable as LKQ pursues its expansion plans. In particular, his deep understanding of the European aftermarket auto parts supply chain and extensive industry contacts will benefit LKQ’s strategy in Europe."
Mr. Hanser served as the President of the Automotive Aftermarket Division of Robert Bosch GmbH from 2006 until 2013. Under Mr. Hanser’s leadership, Bosch Automotive Aftermarket underwent a fundamental change in strategy from a pure trading company to a comprehensive systems provider for the global workshop market. Today, this Bosch division has a turnover of over EUR 5 billion and is active in over 150 countries. Mr. Hanser currently serves as a part-time member of the Board of Management of Bosch Management Support, an internal "senior experts" consulting business.
“I have always admired LKQ for its innovative business model and strategy, and dynamic leadership team, and I’m honored to be joining their board,” said Hanser. “I have tremendous respect for Joe, Rob and the other board members, and I look forward to working with them.”

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Contact:

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com